UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 12, 2007

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On November 6, 2006 Central Vermont filed an 8-K relating to an agreement entered into between Central Vermont and the Vermont Department of Public Service and subject to the approval of the Vermont Public Service Board.  See "Item 8.01 Other Events" below.

Item 8.01 Other Events.

         On January 12, 2007, the Vermont Public Service Board (the "Board") issued its Order denying our request to approve a settlement agreement entered into between the Vermont Department of Public Service and Central Vermont for an Accounting Order that would approve a bottom line settlement and enable us to defer certain incremental power costs incurred during a Vermont Yankee Nuclear Power Station refueling outage in October 2005.   The Board's Order declined to approve the settlement, explaining that Central Vermont's request for an accounting order "was not justified under the standards for accounting orders."

         We are currently assessing the implications of the Order, and have not yet determined whether to file a Motion for Reconsideration or seek to have the Board resolve disputed issues by exercising rights reserved under the settlement agreement. This Order has no 2006 income statement impact since the incremental power costs were expensed in 2005. The rate increase of 4.07% approved by the Board on December 7, 2006 included recovery of 1.493 million of incremental power costs over 24 months, subject to their approval of the Account Order. As a result of the Board denial of our request, and pursuant to their Rate Order approving the rate increase, we will establish a regulatory liability for amounts being recovered in rates, that absent an intervening Board order or further reconsideration by the Board of the Company's Accounting Order request, will be returned to ratepayers in the Company's next rate filing.

Item 9.01. Financial Statements and Exhibits. (d) Exhibits.
Exhibit Number	Description of Exhibit
99.1	Vermont Public Service Board Order dated January 12, 2007.
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Pamela J. Keefe Vice President, Chief Financial Officer, and Treasurer

January 18, 2007
EXHIBIT INDEX
Exhibit Number	Description of Exhibit
99.1	Vermont Public Service Board Order dated January 12, 2007.